   As filed with the Securities and Exchange Commission on December 26, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                 SCHEDULE TO-C
            Tender Offer Statement under Section 14(d)(1) or 13(e)
                     Of the Securities Exchange Act of 1934
                      ------------------------------------

                             EASTMAN KODAK COMPANY
                       (Name of Subject Company--Issuer)
                      ------------------------------------

                             EASTMAN KODAK COMPANY
                       (Name of Filing Persons--Offeror)
                      ------------------------------------

                       OPTIONS TO PURCHASE COMMON STOCK,
                           PAR VALUE $2.50 PER SHARE
                         (Title of Class of Securities)

                      ------------------------------------
                                 JOYCE P. HAAG
                                   SECRETARY
                                LAURENCE HICKEY
                              ASSISTANT SECRETARY
                             EASTMAN KODAK COMPANY
                         ROCHESTER, NEW YORK 14653-0218
                           TELEPHONE: (585) 724-4368
                           FACSIMILE: (585) 724-9549
            (Name, address and telephone number of person authorized to receive notices and communications on behalf of
                                 Filing Person)
                      ------------------------------------
                                   COPIES TO:
                              Deborah McLean Quinn
                               Nixon Peabody LLP
                           Clinton Square Suite 1300
                           Rochester, New York 14604
                           TELEPHONE: (585) 263-1307
                           FACSIMILE: (585) 263-1600

                           CALCULATION OF FILING FEE*

------------------------------------        ------------------------------------
       TRANSACTION VALUATION                        AMOUNT OF FILING FEE
------------------------------------        ------------------------------------
           Not Applicable                              Not Applicable
------------------------------------        ------------------------------------

*No filing fee is required because this filing contains only preliminary communications made before the commencement of a tender offer.

[   ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(A)(2)
      AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY
      PAID.

Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

AMOUNT PREVIOUSLY PAID: ________________          FILING PARTY: ________________

FORM OF REGISTRATION NO.: ______________ DATE FILED: November __, 2001

[   ] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS
      MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

CHECK THE APPROPRIATE BOXES BELOW TO DESIGNATE ANY TRANSACTIONS TO WHICH THE STATEMENT RELATES:

[   ] Third-party tender offer subject to Rule 14d-1.
[ X ] Issuer tender offer subject to Rule 13e-4.
[   ] Going-private transaction subject to Rule 13e-3.
[   ] Amendment to Schedule 13D under Rule 13d-2.

[   ] CHECK THE FOLLOWING BOX IF THE FILING IS A FINAL AMENDMENT REPORTING THE
      RESULTS OF THE TENDER OFFER.

ITEM 12. EXHIBITS.

EXHIBIT
NUMBER   DESCRIPTION
-------  -----------------------------------------------------------------------
99.7     Definitive Proxy Statement for Special Shareholder meeting

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 26, 2001

                                                EASTMAN KODAK COMPANY

                                                By: /s/ Joyce P. Haag
                                                    -----------------------
                                                Name: Joyce P. Haag
                                                Title: Secretary


                               INDEX TO EXHIBITS

99.7     Definitive Proxy Statement for Special Shareholder meeting

                                       3